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EXHIBIT 10.26

"RCT" means the material omitted has been filed separately with the Securities and
Exchange Commission with an application requesting confidential treatment.

GAMING DEVICES LICENSE AGREEMENT

    THIS GAMING DEVICES LICENSE AGREEMENT (the "Agreement") is entered into this 20th day of December, 1999 by and between TERRIBLE HERBST, INC., a Nevada corporation (hereinafter "TERRIBLE HERBST") and E-T-T, INC., a Nevada Corporation (hereinafter "ETT") upon the terms and conditions set forth, below.

ARTICLE 1
DEFINITIONS

    1.1  Gaming Devices.  The terms "Gaming Device" or "Gaming Devices" shall generally refer to State- licensed slot machines and shall also included in its meaning any other State-licensed gaming device approved by TERRIBLE HERBST.

    1.2  Incidental Equipment.  The term "Incidental Equipment" shall refer to that equipment, excluding the Gaming Devices, reasonably necessary for ETT to conduct business from the Licensed Premises as described in this Agreement including, but not limited to, "change tables", money changing equipment, chairs, etc.

    1.3  Store.  The terms "Store" or "Stores" shall mean each convenience store location owned (or leased) and operated by TERRIBLE HERBST or an affiliate and which is set forth on the attached Exhibit "A" wherein one or more Gaming Devices are to be installed.

    1.4  Licensed Premises.  The term "Licensed Premises" shall mean that particular portion of each Store set aside for use by ETT pursuant to this Agreement.

    1.5  Program.  The term "Program" shall refer to the various obligations undertaken by ETT pursuant to this Agreement whereby the Gaming Devices will be installed in the Stores and various games and promotions will be made available to the public.

    1.6  Territory.  The term "Territory" shall mean that area included in the State of Nevada.

    1.7  Effective Date.  The term "Effective Date" shall mean January 1, 2000.

    1.8  Operational Date.  The term "Operational Date" shall mean, as to each individual Licensed Premises, the first date when one (1) or more of the Gaming Devices are in operation for all hours of operation of the applicable Store.

    1.9  Day.  The terms "day" or "days" shall mean a calendar day or days unless expressly stated otherwise.

    1.10  Intentionally Deleted.

ARTICLE 2
ESTABLISHMENT OF PROGRAM

    2.1  Gaming Device Program.  The parties agree to arrange for the placement of that number of Gaming Devices, up to seven (7), in each Store as set forth in Exhibit "A", in the sole discretion of ETT, and the Incidental Equipment, at each Store within the Licensed Premises as delineated pursuant to Section 2.4, below. ETT shall provide the necessary Gaming Devices, the Incidental Equipment, and all support necessary to install, maintain, repair and operate all Gaming Devices including, but not limited to, cash for the Gaming Devices (which cash shall be the sole property of ETT), periodic loading of cash and other support functions as may be mutually agreed from time-to-time. The Gaming Devices will possess feature, performance and quality standards which are equal to the prevailing industry standards for the same or similar machines. ETT will maintain, repair and refurbish the Gaming Devices as needed to meet and maintain such standards.

    2.2  Initial Program and Expansion.

    (a) The Program shall apply to each Store listed on the attached Exhibit "A" as of the Effective Date.

    (b) The Program shall apply prospectively to any additional convenience store locations opened and operated by TERRIBLE HERBST or any affiliate, within the Territory during the term of this Agreement, unless the Store is subject to a pre-existing agreement regarding the placement of gaming devices entered into by TERRIBLE HERBST's predecessor-in-interest. The opening of any such additional location shall not affect the expiration date of the Initial Term or of any Renewal Term.

    2.3  Exclusivity.  TERRIBLE HERBST shall not permit the installation of any Gaming Device provided by any third party in any of the Stores set forth in the attached Exhibit "A". This exclusivity shall apply to any new convenience stores opened by TERRIBLE HERBST within the Territory during the term hereof where TERRIBLE HERBST has the right to contract for gaming (i.e., where such right is not retained by a lessor or other third party).

    2.4  Interior Locations.

    (a) TERRIBLE HERBST shall provide a suitable location within each Store which shall constitute the Licensed Premises for ETT's exclusive use for the placement of the Gaming Devices and the Incidental Equipment, and TERRIBLE HERBST grants to ETT a license to use each Licensed Premises for the installation, maintenance and operation of the Gaming Devices and the Incidental Equipment. The particular location and size of each License Premises shall be agreed upon by the parties on a Store-by-Store basis.

    (b) Any change in the location of any Licensed Premises shall require the mutual consent of both parties except where such change is required pursuant to: law; regulation; or order of any governmental agency; any lessor of any Store pursuant to limitations or restrictions contained in any lease therefor; or any property owner(s) or any property management association exercising its authority over any Store pursuant to limitations or restrictions contained in any conditions, covenants and restrictions or other agreements of record (hereinafter "C. C. & R.'s"). TERRIBLE HERBST shall have the right to change the location of any Licensed Premises within any Store that is remodeled or otherwise significantly altered in which case TERRIBLE HERBST shall provide ETT with reasonable advance notice of the remodeling or alteration, and the parties shall exercise good faith efforts to agree upon a new location in such a situation.

    2.5  Issuance of Permits.  ETT shall be responsible, at its sole cost and expense, to obtain any and all governmental permits, licenses, consents and the like in order for the Gaming Devices to be licensed for installation within each Licensed Premises on or about the Effective Date. TERRIBLE HERBST shall provide such information and documentation as ETT may reasonably request for the purpose of assisting in the application for any such permits. All such permits shall be maintained in effect by ETT at its sole cost and expense throughout the term of this Agreement.

    2.6  Intentionally Deleted

    2.7  License of Trade Names.  Each party (a "Grantor") hereby grants to the other party a non-exclusive right and license to use the respective trademark and/or service mark of: "TERRIBLE HERBST"; and "ETT" (the "Marks") upon and in connection with any promotional activities within the Store, as further described in this Agreement; provided, however, that each Grantor retains the right of prior, written approval of any marketing or promotional advertising by the other party which includes the logos, trademarks, trade names and copyrights of the Grantor. Each license granted in this section shall apply only to the Program, and the recipient shall make no other use thereof except as expressly permitted in this Agreement. TERRIBLE HERBST and ETT are also party to that certain "Trademark License Agreement" dated of even date herewith and attached hereto as Exhibit "B" for reference.

    2.8  Compliance with Federal, State and Local Laws.  ETT shall at all times comply with any and all local, city, county, state and federal laws, regulations and orders now in effect or which may hereafter be enacted pertaining to or affecting the installation, operation or maintenance of the Gaming Devices and the Incidental Equipment.

    2.9  Expenses.  ETT shall bear all costs and expenses necessary to carry out the Program including, but not limited to costs and expenses related to: purchase or leasing of Gaming Devices and the Incidental Equipment; freight and delivery charges; installation costs; de-installation and removal costs; governmental fees, taxes and assessments; and maintenance and repair costs for the Gaming Devices and the Incidental Equipment as well as the Licensed Premises. TERRIBLE HERBST shall have no obligation for any Program cost or expense except as is specifically described in Section 3.1(a) and 3.2(c), hereinbelow.

    2.10  Intentionally Deleted.

ARTICLE 3
INSTALLATION, MAINTENANCE AND RELOCATION

    3.1  Site Selection and Preparation.

    (a) TERRIBLE HERBST will provide adequate space, mutually acceptable to both parties, within each Store for the installation of all Gaming Devices and Incidental Equipment for each such Store, and will provide and maintain at its own cost appropriate environmental conditions and electrical power for operation of the Gaming Devices. ETT shall use its best efforts to utilize the space currently used in the Store for the operation of gaming devices. Environmental conditions and electrical power shall meet industry standards and manufacturers' requirements for the hardware and any software of the Gaming Devices but in no event shall TERRIBLE HERBST be required to provide equipment, services or utilities not commonly available in its convenience stores, nor shall TERRIBLE HERBST be under any duty to install any equipment, services or utilities not presently existing in the Stores other than as required pursuant to Section 3.2(c), below.

    (b) ETT and TERRIBLE HERBST will conduct site survey meetings at each Store and any proposed new location and will mutually agree upon the location of each Licensed Premises based on an analysis performed jointly to determine locations: most convenient to the customers of TERRIBLE HERBST; least obtrusive to TERRIBLE HERBST operations; most likely to generate the greatest use of the Gaming Devices; and most likely to expedite the installation process and minimize installation costs.

    (c) ETT shall submit plans and specifications to TERRIBLE HERBST for its approval (which approval shall not be unreasonably withheld) showing the interior design of each Licensed Premises and the proposed placement of all Gaming Devices and the Incidental Equipment. TERRIBLE HERBST and ETT shall exercise good faith efforts to resolve any objections which TERRIBLE HERBST may raise to any such plans.

    3.2  Installation of Gaming Devices.

    (a) An installation schedule will be mutually agreed to and established between ETT and TERRIBLE HERBST, and. the parties will both use their best efforts to meet the schedule.

    (b) TERRIBLE HERBST authorizes ETT to install Gaming Devices and the Incidental Equipment at the Stores and to connect the Gaming Devices to electrical conduits and to such other facilities as are reasonably necessary to install and operate the Gaming Devices. All work necessary for the installation of the Gaming Devices, the Incidental Equipment, and the connection thereof to the appropriate utilities shall be provided by ETT at its sole cost and expense. The work shall be done at such times as are agreed upon by both parties so as to interfere as little as possible with TERRIBLE HERBST operations. ETT agrees to restore promptly any property damaged by it or by any of its subcontractors or agents working on ETT's behalf.

    (c) TERRIBLE HERBST shall provide adequate electrical service for all Gaming Devices and Incidental Equipment and where such services do not presently exist in any Licensed Premises shall install all conduit, hook-ups and outlets at its sole cost and expense which are reasonably necessary to support the functioning of the Gaming Devices and Incidental Equipment.

    (d) ETT shall design and decorate the interior of the Licensed Premises with those fixtures and signage and in such colors, decor and style as are reasonably approved by TERRIBLE HERBST. ETT shall have the sole discretion in choosing the type and denomination of the Gaming Devices.

    3.3  Access to Licensed Premises.  TERRIBLE HERBST agrees to provide for the uninterrupted access to the Licensed Premises during all normal hours of operation of each Store. TERRIBLE HERBST shall exercise its reasonable best efforts to provide ETT with five (5) days prior written notice of any non-emergency Store remodeling or construction activity that could effect the power supply to the Gaming Devices. Arrangements shall be made with ETT for any movement of the Gaming Devices and the Incidental Equipment within a Store during any such period of remodeling or construction.

    3.4  Maintenance of Gaming Devices.  ETT warrants that it shall keep each Gaming Device and all Incidental Equipment in good operating order and condition at all times and at its sole cost and expense. ETT shall regularly service, clean and maintain each Gaming Device and all Incidental Equipment and shall promptly and at its sole expense repair or replace any faulty or defective parts or equipment. TERRIBLE HERBST shall allow ETT and its employees, contractors and agents reasonable access to the Stores for the purpose of maintenance, repair, replacement, and removal of the Gaming Devices and the Incidental Equipment.

    3.5  Removal of Gaming Devices.  Upon expiration, termination or cancellation of this Agreement, and on or before the effective date thereof, ETT shall remove all Gaming Devices and all Incidental Equipment. Any Gaming Devices and/or Incidental Equipment not removed within five (5) days from such effective date may be removed from the Licensed Premises and placed into storage by TERRIBLE HERBST. Should TERRIBLE HERBST place any such items into storage, ETT shall be obligated to pay all costs of removal, transportation and storage incurred by TERRIBLE HERBST (including, should TERRIBLE HERBST provide any one or more of these services itself, a reasonable sum for same) which ETT shall pay, or caused to be paid, in full prior to the release of any Gaming Devices or any Incidental Equipment to ETT or any assignee, creditor, mortgagee or designee.

    3.6  Property Status of Gaming Devices; Taxes.

    (a) The Gaming Devices and Incidental Equipment shall, for all purposes, be and remain ETT's personal property and shall not become real property. ETT will pay any sales, use, excise, privilege or personal property taxes (or other taxes) or fees levied against any Gaming Devices and/or any item of Incidental Equipment, based on the installations and/or operation of the Gaming Devices, or any of them, and/or the Incidental Equipment, or based upon the business activities of ETT.

    (b) ETT shall notify all appropriate taxing authorities of its mailing address for the purpose of receiving tax bills, notices and correspondence pertaining hereto. ETT shall not use the address of any Store or any address of TERRIBLE HERBST for this purpose.

    (c) ETT shall not be responsible for any real property taxes or other taxes levied upon the real estate on which each Store is located or levied upon the business activities of TERRIBLE HERBST.

    (d) ETT may file financing statements, fixture filings, or similar documents as are reasonably necessary to protect its interest in the Gaming Devices against other creditors of TERRIBLE HERBST.

ARTICLE 4
COMPENSATION

    4.1  License Fees.

    (a) ETT shall pay to TERRIBLE HERBST a fixed, monthly license fee (hereinafter the "License Fee") for each Licensed Premises, which is operation as of the Effective Date, equal to RCT per that number of Gaming Devices actually installed by ETT in each Store for any particular month.

    (b) For any convenience stores opened by TERRIBLE HERBST after the Effective date hereof, ETT agrees to pay a License Fee of RCT per that number of Gaming Devices actually installed by ETT in said store.

    4.2  Due Date.  All fees required to be paid pursuant to Section 4.1, above, shall be paid on a monthly basis in advance and shall begin to accrue and be due and payable on the Operational Date for each Licensed Premises. The License fees for the initial month of operations for each Licensed Premises shall be prorated based upon the number of days remaining in the month from and including the Operational Date.

    4.3  Proration Upon Termination.  Should any Licensed Premises be closed pursuant to the provisions of this Agreement on any date other than the last day of a month except for a Default of ETT, the parties may agree upon a prorated License Fee to be paid for such final partial month, or TERRIBLE HERBST shall reimburse to ETT a prorated amount of the full License Fee paid for such Licensed Premises for the month during which the closure occurs based upon the number of days remaining until the end of said month.

    4.4  Late Charge.  Payments made more than ten (10) days after the due date shall be assessed interest at the rate of one percent (1.0%) per month, or the legal maximum, whichever is less.

    4.5  Utilities.  TERRIBLE HERBST shall provide 110 volt electrical power necessary to operate the Gaming Devices and Incidental Equipment and shall provide any required installations of conduit and outlets in order to provide each Licensed Premises with an adequate number of outlets. TERRIBLE HERBST shall provide the typical and customary utility services to the Licensed Premises as same is generally available at each Store including lighting, heating, air conditioning and garbage collection.

ARTICLE 5
TERM AND RENEWAL

    5.1  Term.  The initial term of this Agreement (the "Initial Term") shall be RCT commencing on January 1, 2000.(the "Effective Date").

    5.2  Option to Renew Term.

    (a) ETT shall have the right and the option, (provided that at the time of its exercise of the option to extend contained in this section 5.2 it is not in defaut of a material provision of this Agreement) to extend the term for RCT after the Initial Term expires, on the same terms and conditions as the Initial Term, except that the License Fee shall be increased as provided in subsection (b), below. Such option must be exercised by a written notice given to TERRIBLE HERBST at least RCT prior to the date of expiration of the Initial Term. After the exercise of any option, all references in this Agreement to the "term" shall be deemed to mean the term as extended and all references to the termination, cancellation, expiration or end of the term shall be deemed to mean the date of termination, cancellation, expiration or end of the term as extended.

    (b) During any such subsequent term, the License Fee to be paid pursuant to Section 4.1(a), above, shall be increased to RCT per that number of gaming devices actually installed by ETT in each Store for any particular month.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

    6.1  Representations and warranties by TERRIBLE HERBST.  TERRIBLE HERBST represents and warrants that:

      (a) It is a corporation duly formed and validly existing under the laws of the State of Nevada and is duly authorized to conduct business in the State of Nevada.

      (b) It controls and operates each Store listed herein.

      (c) To the best of its actual knowledge, no action, authorization or consent of any other person or entity is required in connection with the execution, delivery and performance by TERRIBLE HERBST of this Agreement and the consummation of the transactions described herein.

      (d) It expressly disclaims any representation or warranty that it is under any obligation to continuously operate any Store, or any portion thereof.

    6.2  Representations and Warranties by ETT.  ETT represents and warrants that:

      (a) It is a corporation duly formed and validly existing under the laws of the State of Nevada and is duly authorized to conduct business in said State.

      (b) It shall, upon installation of the Gaming Devices, hold valid title to the Gaming Devices and all Incidental Equipment, either as the owner or as the lessee thereof, and any and all related items of personal property used in the installation thereof and for purposes of carrying out the Program pursuant to this Agreement and that said property shall not be subject to any security interest, lien or other encumbrance other than that of an equipment lessor or a purchase money secured lender.

      (c) All Gaming Devices and all Incidental Equipment delivered to any Store under this Agreement shall comply with all applicable federal, state, county and city laws.

      (d) It shall become, and remain throughout the term hereof, duly licensed by the appropriate agencies of any Cities and/or Counties in which any Store(s) are located and the State of Nevada for the conduct of gaming.

      (e) It currently possesses Nevada gaming licenses from the State of Nevada for the Stores listed in Exhibit "A".

ARTICLE 7
BREACH, DEFAULT AND TERMINATION

    7.1  Cancellation Upon Default.

    (a) This Agreement may be cancelled immediately, and without recourse against ETT, should ETT not be issued any and all permits and licenses which are required by any governmental agency for the installation or operation of the Gaming Devices before or within a reasonable period of time after execution hereof or should any such permit be suspended, revoked, terminated or cancelled, or should any such permit expire during the term of this Agreement.

    (b) This Agreement may be cancelled by either party upon the Default of the other party. As used herein, the term, "Default" shall mean a breach continuing after any and all applicable cure periods have expired without legal justification. Neither party shall be in Default unless such party fails to perform any one (1) or more obligations required of it (in which case such party shall be deemed to be in breach of the Agreement) and, thereafter, and in response to a notice of breach from the non-breaching party, the party in breach fails to remedy and cure such breach as provided herein.

    (c) Upon the occurrence of a breach of the Agreement, the non-breaching party shall provide a written notice of breach specifying those obligations which the breaching party has failed to perform;

which notice shall include a demand to immediately commence to cure such breach and to diligently prosecute such cure through to its completion. No breach shall be deemed to become a Default unless and until said notice of breach has been delivered as provided in Section 8.2, below, and the breaching party has failed to cure the specified breach(es) within: (i) ten (10) days for breaches consisting of a failure to remit funds which are fixed, due and owing; and (ii) thirty (30) days for all other categories of breach; provided, however, that if the nature of the breach is such that more than thirty (30) days is reasonably required for performance and cure, then the breaching party shall not be in Default if such party commences performance and cure within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

    (d) Upon the Default by a party, the other party may, but shall not be required to, deliver a notice to the party in Default confirming the effective date of cancellation of the Agreement.

    7.2  Bankruptcy.  Anything in this Agreement to the contrary notwithstanding, in the event that ETT shall become insolvent, bankrupt (including, without limitation, the filing of a voluntary or involuntary petition under any chapter of the Bankruptcy Code (Title 11 of the United States Codes], or any comparable state law) or make any assignment for the benefit of creditors or if it or its interests hereunder shall be levied upon or sold under execution or other legal process, or in the event ETT ceases business, or is taken over by the authority of the United States, or other governmental supervisory authority, TERRIBLE HERBST may terminate this Agreement unless to do so would require the consent of such governmental authority or other supervisory authority, in which case TERRIBLE HERBST may terminate this Agreement upon obtaining such consent.

    7.3  Partial Nullity.  This Agreement shall become partially null and be of no further force or effect with respect to any one (1) or more Stores (the "Affected Licensed Premises") at any time or times (without liability to any party except for any liabilities previously accrued and outstanding) upon the issuance of any order, rule or regulation of any regulatory agency or administrative body (including condemnation of a Store or Stores by right of eminent domain), or the decision or order of any court of competent jurisdiction that is controlling or binding on such party prohibiting the installation, maintenance and/or use of the Gaming Devices by ETT, TERRIBLE HERBST or any of their customers or otherwise affecting the installation, maintenance and/or use of the Gaming Devices so as to make continued use of the Affected Licensed Premises unreasonably unprofitable or undesirable to either party.

    7.4  Events Upon Termination.  Upon the expiration, termination or cancellation of the Agrement, ETT and TERRIBLE HERBST will each assist the other party in an orderly conclusion hereof and the transfer of all assets herein described, tangible or intangible, as may be necessary for the orderly, non-disruptive business continuation of ETT and TERRIBLE HERBST. Upon the expiration, termination or cancellation of this Agreement, ETT shall remove all Gaming Devices, all Incidental Equipment and all of its other property from each Store as provided in Section 3.9, above, with all costs for removal of Gaming Devices, Incidental Equipment and any other property of ETT and any site restoration to be paid as follows:

      (a) In the event of an expiration of the Agreement at the end of the Initial Term or any Renewal Term, ETT shall bear all costs and expenses for the removal of all Gaming Devices, Incidental Equipment and other property of ETT, and TERRIBLE HERBST shall bear all costs and expenses for site restoration except to the extent that any repairs to any Licensed Premises or Store are necessitated as a result of the negligence or willful misconduct of ETT or its contractors;

      (b) Upon a cancellation based upon a Default of the Agreement, the party in Default shall be liable for any and all costs and expenses for removal of all Gaming Devices, Incidental Equipment and other property of ETT and site restoration;

      (c) Upon a termination not based upon a Default of the Agreement, the party initiating the termination shall be liable for any and all costs and expenses for removal of all Gaming Devices, Incidental Equipment and other property of ETT and site restoration.

    7.5  Rights and Remedies.  Except as provided in Section 7.1(a), above, nothing contained in this Agreement shall be construed so as to limit or in any way restrict the rights of any party to seek any legal and/or equitable relief or remedy to which such party may be entitled.

ARTICLE 8
GENERAL TERMS AND CONDITIONS

    8.1  Force Majeure.  Each party hereto shall be excused from the performance of any services hereunder for any period and to the extent that it is prevented from performing such service, in whole or in part, as a result of delays caused by the other party or an Act of God, war, civil disturbance, court order, fire, explosion, strike, freight embargo, labor dispute, Act of any government, de jure or de facto, or any agency or official thereof, third-party nonperformance, default of manufacturer or supplier as a subcontractor, or other cause beyond its reasonable control, including failures or fluctuations in electrical power, or other utilities or its related equipment, and such nonperformance shall not be a breach hereunder or a ground for termination or cancellation hereof.

    8.2  Notices.

    (a) Whenever under this Agreement provision is made for any payment, demand, notice or declaration of any kind, or where it is deemed desirable or necessary by either party to give or serve any such notice, demand or declaration to the other party, it shall be in writing and served either personally, delivered to Federal Express or another reliable courier service which provides written evidence of delivery, or sent by United States certified mail, return receipt requested, postage and any other fees prepaid, addressed to the party(ies) at the addresses set forth below or at such address as either party may advise the other in writing from time-to-time.

To TERRIBLE HERBST at:	TERRIBLE HERBST 5195 Las Vegas Blvd. S. Las Vegas, Nevada 89119 Attn: Jerry Herbst, President
To ETT at:	ETT, Inc. 5195 Las Vegas Boulevard South Las Vegas, Nevada 89119 Attn.: Sean T. Higgins

    (b) Notices given hereunder shall be deemed to have been given on the date of personal delivery, the date the certified mail receipt is signed by the recipient, or two (2) business days after delivery to a courier service. If the recipient fails or refuses to sign the certified mail receipt or refuses delivery by the courier, such notice shall be deemed to have been given on the third business day After it has been properly sent or delivered to the courier.

    8.3  Form and Construction.  The headings used in this Agreement are for convenience of reference only and do not constitute substantive matter to be considered in construing the terms of this Agreement. As used in this Agreement the masculine gender shall include the feminine and the singular form of words shall include the plural, or vice versa, as necessary in order that this Agreement may be interpreted so as to.conform with the subject matter actually existing. The language of this Agreement shall be construed as a whole and not strictly for or against either of the parties regardless of who drafted or was principally responsible for drafting this Agreement or any of its specific terms or conditions.

    8.4  Binding Effect.  This Agreement is binding on and shall inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

    8.5  Severability.  If one or more of the provisions contained in this Agreement shall, for any reason, be held unenforceable in any respect, its unenforceability shall not affect any other provision, and the Agreement shall be construed as if the unenforceable provision had never been included.

    8.6  Other Instruments.  The parties agree that they will execute any additional instruments and documents and perform any acts necessary or convenient to carry out the terms of this Agreement.

    8.7  Counterparts.  This Agreement may be executed in any number of counterparts and each counterpart shall be deemed an original for all purposes.

    8.8  Entire Agreement.  This Agreement with any addenda hereto, the exhibits and schedules hereto and any documents incorporated herein, represents the entire agreement between the parties with respect to the subject matter hereto, supersedes all other proposals, agreements, representations, and covenants, oral or written, and any such prior agreements are hereby expressly terminated. Any modification to this Agreement, unless otherwise indicated herein, must be in writing and signed by both parties.

    8.9  No Partnership.  Nothing contained in this Agreement shall be deemed or construed by the parties or by any third party to create the relationship of principal and agent, partnership or joint venture, employer-employee or to create any association between the parties except as described herein. Neither party shall have the power to obligate or bind the other party in any manner whatsoever.

    8.10  No Third-Party Beneficiary.  Nothing contained in this Agreement, whether express or implied, is intended to confer any right or remedy upon any person or entity other than the parties to this Agreement and their permitted successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person or any party to this Agreement, and no provision shall give any third party any right to subrogation or action over or "against any party to this Agreement.

    8.11  Assigment.  ETT shall not assign, sublicense, subcontract or otherwise transfer this Agreement, in whole or in part, or any rights, responsibilities, obligations, or licenses hereunder, without the prior, written consent of TERRIBLE HERBST, which consent shall not be unreasonably withheld. As one prerequisite to any such consent by TERRIBLE HERBST, the proposed transferee shall agree in writing to be fully bound by the duties and obligations of ETT under this Agreement.

    8.12  Waiver.  A waiver or indulgence of any breach of any term, condition, covenant or warranty contained in this Agreeient shall not be deemed or construed as a waiver of any other provisions, affect the validity of the remainder of this Agreement or constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof. A waiver of any right, provision or remedy by any party shall not be valid unless executed in writing by the party making such waiver.

    8.13  Cumulative Remedies.  No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity.

    8.14  Attorneys' Fees.  Should any litigation be commenced between the parties hereto or their personal representatives concerning any provision of these Articles or the rights or duties of any persons in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for their attorneys' fees in such litigation or in a separate action brought for that purpose.

    8.15  Governing Law.  This Agreement, its interpretation, validity and the performance hereof shall be governed by and construed in accordance with the laws of the State of Nevada.

    8.16  Corporate Authority.  The parties to this Agreement represent that the signatories herebelow are fully authorized and empowered by valid corporate resolution to execute this Agreement and bind the parties on whose behalf they sign same.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TERRIBLE HERBST, INC.	E-T-T, INC.
/s/ JERRY E. HERBST	/s/ EDWARD J. HERBST

JERRY E. HERBST	EDWARD J. HERBST
PRESIDENT	PRESIDENT

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EXHIBIT 10.26
GAMING DEVICES LICENSE AGREEMENT
ARTICLE 1 DEFINITIONS
ARTICLE 2 ESTABLISHMENT OF PROGRAM
ARTICLE 3 INSTALLATION, MAINTENANCE AND RELOCATION
ARTICLE 4 COMPENSATION
ARTICLE 5 TERM AND RENEWAL
ARTICLE 6 REPRESENTATIONS AND WARRANTIES
ARTICLE 7 BREACH, DEFAULT AND TERMINATION
ARTICLE 8 GENERAL TERMS AND CONDITIONS